Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS FIRST QUARTER 2014 REVENUES AND EARNINGS

Omaha, Nebraska, April 21, 2014:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2014.

Summarized financial results for first quarter 2014 compared to first quarter 2013 are as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2014	2013	% Change
Total revenues	$492,022	$492,887	0%
Trucking revenues, net of fuel surcharge	311,522	313,400	(1)%
Value Added Services (“VAS”) revenues	85,154	82,510	3%
Operating income	23,441	28,693	(18)%
Net income	14,339	17,511	(18)%
Earnings per diluted share	0.20	0.24	(17)%

First quarter 2014 freight demand (as measured by the daily morning ratio of loads to trucks in our One-Way Truckload network) showed the strongest first quarter performance in 10 years. A combination of several factors contributed to the demand strength, including (1) the early timing of the 2014 Chinese New Year, (2) relatively lean retail customer inventory levels following the fourth quarter 2013 holiday season, (3) multiple severe winter storms that created a backlog of truckload freight shipments and also caused some severely delayed intermodal freight shipments to shift to truckload, (4) the preamble of a strong December 2013 freight market and (5) a tightening of truck capacity due to increasing trucking company failures, an extremely challenging driver market, expensive new trucks and increasing federal safety regulations. Excluding the first three non-recurring factors listed, we are seeing a meaningful improvement in our freight demand, which we believe is a longer-term shift in market dynamics.

Average revenues per total mile, net of fuel surcharge, rose 3.1% in first quarter 2014 compared to first quarter 2013. This is due to a combination of increased rates with some existing customers, new customer business, surcharges for capacity creation and higher transactional spot market rates in the One-Way Truckload fleet. We are in the process of negotiating rate increases with many customers during the traditionally substantial spring bid season. Market responsiveness to the collective capacity and service challenges facing the industry has been very favorable, as our strategic customers want to ensure we are providing sustainable transportation solutions across all modes.

Werner Enterprises, Inc. - Release of April 21, 2014

During first quarter 2014, we continued to increase our emphasis on minimizing empty miles and maximizing utilization in our One-Way Truckload fleet. We improved our total company empty mile percentage 106 basis points in first quarter 2014 compared to first quarter 2013. Average monthly miles per truck declined 1.5% in first quarter 2014 compared to first quarter 2013; however, truck miles were hampered in first quarter 2014 by several severe winter storms, during which we chose safety over productivity. We were encouraged by mileage trends as the current quarter progressed and the weather issues began to subside in March. Total miles during first quarter 2014 compared to first quarter 2013 declined 6.6% in January, declined 5.8% in February and increased 1.5% in March. The Federal Motor Carrier Safety Administration's revised driver hours of service ("HOS”) rules became effective July 1, 2013. Among the changes were more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. We believe that these HOS changes negatively impacted miles per truck by two to three percent. We continue to work closely with customers and drivers to minimize the impact of these changes and obtain adequate rate relief. In addition to the HOS changes, truck mix changes (more Specialized Services, less One-Way Truckload) also affected truck utilization.

Harsh winter weather in first quarter 2014 also caused higher expenses in several categories. As we noted in our Form 10-K filing on February 25, 2014, severe snow, ice and cold weather in multiple geographic regions caused a significant increase in costs in January and February 2014 in the areas of operating supplies and maintenance, insurance and claims, fuel (due to increased truck idling) and the impact of higher fixed costs per mile due to lower miles per truck.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and Logistics (VAS). In first quarter 2014, we averaged 7,004 trucks in service in the Truckload segment and 47 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,080 trucks in the Truckload segment and 45 intermodal drayage trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,525 trucks (or 50% of our total Truckload segment fleet).

Diesel fuel prices were 4 cents per gallon lower in first quarter 2014 than in first quarter 2013 and were 9 cents per gallon higher than in fourth quarter 2013. For the first 21 days of April 2014, the average diesel fuel price per gallon was 6 cents higher than the average diesel fuel price per gallon in the same period of 2013 and 10 cents higher than in second quarter 2013. When fuel prices rise rapidly, a negative earnings lag occurs because the cost of fuel rises immediately and the market indexes used to determine fuel surcharges increase at a slower pace. In a period of declining fuel prices, we generally experience a temporary favorable earnings effect because fuel costs decline at a faster pace than the market indexes used to determine fuel surcharges. Diesel fuel prices declined in second quarter 2013 from first quarter 2013 which caused a two cent per company mile reduction in net fuel costs in second quarter 2013 compared to first quarter 2013. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic and safety regulatory factors. Following the 2008 recession, class 8 truck builds have been low, resulting in an industry average truck age that remains historically high at 6.5 years. It is very difficult for many smaller and medium size private carriers to replace their older, lower-value trucks with much higher cost, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We reduced the average age of our much younger truck fleet by half a year during 2011 and 2012, with net capital expenditures totaling $457 million during that two-year period. The significantly higher cost of new trucks and resulting higher depreciation expense and related diesel exhaust fluid costs is not being recovered through a single year customer rate review cycle. We continue to invest in equipment solutions including more aerodynamic truck features, idle reduction

Werner Enterprises, Inc. - Release of April 21, 2014

systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures in first quarter 2014 were $16 million. We estimate net capital expenditures for the year 2014 to be in the range of $150 to $200 million. The average age of our truck fleet as of March 31, 2014, was 2.5 years, and our goal for year end 2014 is an average truck age in the range of 2.3 years to 2.5 years. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting and retention market remained extremely challenging during first quarter 2014. Significant difficult factors included a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, and increased job competition from the strengthening housing construction and hydraulic fracturing markets. We expect the driver market to become more problematic as the year progresses.

Gains on sales of assets were $4.6 million in first quarter 2014. This compares to gains on sales of assets of $3.5 million in first quarter 2013 and $3.7 million in fourth quarter 2013, which included a $0.7 million gain from the sale of real estate. In first quarter 2014, we realized lower average gains per truck and sold more trucks and trailers compared to first quarter 2013. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended March 31,
	2014		2013
Value Added Services (amounts in thousands)	$	%	$	%
Operating revenues	$85,154	100.0	$82,510	100.0
Rent and purchased transportation expense	72,554	85.2	69,197	83.9
Gross margin	12,600	14.8	13,313	16.1
Other operating expenses	10,745	12.6	9,700	11.7
Operating income	$1,855	2.2	$3,613	4.4

In first quarter 2014, VAS revenues increased $2.6 million or 3%, and operating income dollars decreased $1.8 million or 49%, compared to first quarter 2013. The increase in VAS revenues was due primarily to an increase in the number of Brokerage shipments. Operating income was impacted by a lower gross margin percentage for contractual business due to higher third party carrier costs as capacity tightened during first quarter 2014 compared to first quarter 2013.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $87.0 million and $91.6 million in first quarters 2014 and 2013, respectively) and the VAS segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2014	2013	Difference
Truckload Transportation Services	93.4%	92.6%	0.8%
Value Added Services	97.8%	95.6%	2.2%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2014 and first quarter 2013 are 94.8% and 94.2%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Werner Enterprises, Inc. - Release of April 21, 2014

Our financial position remains strong. As of March 31, 2014, we had $40.0 million of debt outstanding and $775.0 million of stockholders' equity. During first quarter 2014, the Company purchased 500,000 shares of its common stock for a total cost of $12.9 million.

During first quarter 2014, the Company was pleased to once again be recognized by Forbes magazine on the 2014 list of America’s Most Trustworthy Companies. This award recognizes companies that consistently display accounting transparency and integrity, have a low occurrence of high risk events, and have appropriate board supervision and corporate accounting and management practices.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014		2013
	$	%	$	%
Operating revenues	$492,022	100.0	$492,887	100.0
Operating expenses:
Salaries, wages and benefits	134,713	27.4	133,105	27.0
Fuel	91,075	18.5	96,793	19.6
Supplies and maintenance	45,854	9.3	43,128	8.8
Taxes and licenses	20,832	4.2	21,624	4.4
Insurance and claims	20,206	4.1	19,801	4.0
Depreciation	43,123	8.8	42,331	8.6
Rent and purchased transportation	111,646	22.7	106,318	21.6
Communications and utilities	3,499	0.7	3,142	0.6
Other	(2,367)	(0.5)	(2,048)	(0.4)
Total operating expenses	468,581	95.2	464,194	94.2
Operating income	23,441	4.8	28,693	5.8
Other expense (income):
Interest expense	94	—	144	—
Interest income	(655)	(0.1)	(505)	(0.1)
Other	4	—	(10)	—
Total other expense (income)	(557)	(0.1)	(371)	(0.1)
Income before income taxes	23,998	4.9	29,064	5.9
Income taxes	9,659	2.0	11,553	2.3
Net income	$14,339	2.9	$17,511	3.6

Diluted shares outstanding	73,169		73,782
Diluted earnings per share	$0.20		$0.24

Werner Enterprises, Inc. - Release of April 21, 2014

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2014	2013
Revenues
Truckload Transportation Services	$403,185	$408,900
Value Added Services	85,154	82,510
Other	3,989	2,044
Corporate	558	650
Subtotal	492,886	494,104
Inter-segment eliminations (1)	(864)	(1,217)
Total	$492,022	$492,887

Operating Income
Truckload Transportation Services	$20,780	$23,615
Value Added Services	1,855	3,613
Other	484	905
Corporate	322	560
Total	$23,441	$28,693

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2014	2013	% Change
Truckload Transportation Services segment
Average percentage of empty miles	11.97%	13.03%	(8.1)%
Average trip length in miles (loaded)	466	465	0.2%
Average tractors in service	7,004	7,157	(2.1)%
Average revenues per tractor per week (1)	$3,422	$3,368	1.6%
Total trailers (at quarter end)	21,650	22,100
Total tractors (at quarter end)
Company	6,380	6,425
Independent contractor	700	665
Total tractors	7,080	7,090

Value Added Services segment
Total VAS shipments	62,292	64,366	(3.2)%
Less: Non-committed shipments to truckload segment	16,497	19,946	(17.3)%
Net VAS shipments	45,795	44,420	3.1%
Average revenue per shipment	$1,717	$1,677	2.4%

Average tractors in service	47	40
Total trailers (at quarter end)	1,930	1,580
Total tractors (at quarter end)	45	41

(1) Net of fuel surcharge revenues.

Werner Enterprises, Inc. - Release of April 21, 2014

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2014	2013
Capital expenditures, net	$16,046	$21,306
Cash flow from operations	59,209	76,606
Return on assets (annualized)	4.2%	5.3%
Return on equity (annualized)	7.4%	9.7%

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$56,468	$23,678
Accounts receivable, trade, less allowance of $10,032 and $9,939, respectively	244,294	231,647
Other receivables	11,680	10,769
Inventories and supplies	14,519	15,743
Prepaid taxes, licenses and permits	11,017	15,064
Current deferred income taxes	25,852	25,315
Other current assets	34,850	27,445
Total current assets	398,680	349,661

Property and equipment	1,705,581	1,727,737
Less – accumulated depreciation	758,892	750,219
Property and equipment, net	946,689	977,518

Other non-current assets	27,240	26,918
Total assets	$1,372,609	$1,354,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,187	$66,678
Insurance and claims accruals	64,764	59,811
Accrued payroll	25,385	22,785
Other current liabilities	30,162	18,457
Total current liabilities	190,498	167,731

Long-term debt, net of current portion	40,000	40,000
Other long-term liabilities	14,948	14,710
Insurance and claims accruals, net of current portion	130,700	131,900
Deferred income taxes	221,440	227,237

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,389,330 and 72,713,920 shares outstanding, respectively	805	805
Paid-in capital	99,973	98,534
Retained earnings	841,561	830,842
Accumulated other comprehensive loss	(4,621)	(4,631)
Treasury stock, at cost; 8,144,206 and 7,819,616 shares, respectively	(162,695)	(153,031)
Total stockholders’ equity	775,023	772,519
Total liabilities and stockholders' equity	$1,372,609	$1,354,097

Werner Enterprises, Inc. - Release of April 21, 2014

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.